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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)

TO PROSPECTUS DATED APRIL 13, 2001                    REGISTRATION NO. 333-55376

                                  $270,000,000
                            PEREGRINE SYSTEMS, INC.
                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 9, 2001

    This prospectus supplement relates to the resale by the selling securityholders of 5 1/2% convertible subordinated notes due 2007 of Peregrine Systems, Inc. and the shares of common stock, par value of $0.001 per share, of Peregrine Systems, Inc. issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated April 13, 2001 and prospectus supplements filed subsequent to the prospectus which are to be delivered with this prospectus supplement.

    The following table sets forth information concerning beneficial ownership of the notes of the selling securityholders as listed below. This table supplements the information provided in the prospectus dated April 13, 2001 and in the prospectus supplements filed subsequent to the prospectus. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                                             NUMBER OF
                                        PRINCIPAL AMOUNT AT                  SHARES OF
                                         MATURITY OF NOTES    PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                        BENEFICIALLY OWNED     OF NOTES     THAT MAY BE     COMMON STOCK
NAME                                     THAT MAY BE SOLD     OUTSTANDING     SOLD(1)      OUTSTANDING(2)
----                                    -------------------   -----------   ------------   --------------
Deutsche Banc Alex Brown Inc..........        8,225,000         3.0  %        329,000         *

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*   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $25.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes. Peregrine Systems, Inc. will pay an amount in cash in lieu of fractional shares, if any.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 190,856,983 shares of common stock outstanding as of August 27, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.